Exhibit 99.1

February 20, 2020

To:	Holders of RH

0.00% Convertible Senior Notes due 2020

and

U.S. Bank National Association

225 Asylum Street, 23rd Floor

Hartford, Connecticut 06103

Attn: Alicia N. Pelletier

alicia.pelletier@usbank.com

Re:	Notice with respect to the 0.00% Convertible Senior Notes due 2020

Reference is hereby made to the Indenture (the “Indenture”), dated as of June 23, 2015, by and among RH, formerly known as Restoration Hardware Holdings, Inc. (the “Company”), Restoration Hardware, Inc. and U.S. Bank National Association (the “Trustee”), relating to the Company’s 0.00% Convertible Senior Notes due 2020 (CUSIP No. 761283AC4) (the “2020 Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

Pursuant to Section 10.01(a)(i) of the Indenture, a holder may surrender its 2020 Notes for conversion during any calendar quarter commencing after September 30, 2015 if, for at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding calendar quarter, the Last Reported Sale Price of the Common Stock is greater than or equal to 130% of the applicable Conversion Price on such Trading Day. The Company hereby provides notice that such conversion condition has been satisfied and, accordingly, holders may convert their 2020 Notes during the calendar quarter ending March 31, 2020 in accordance with the requirements of the Indenture, including but not limited to those provided for under Section 10.01 thereof.

Sincerely,

RH

/s/ Edward T. Lee
Name: Edward T. Lee
Title: Chief Legal Officer